Exhibit 99.1

Spectrum Brands Names David R. Lumley President, North America

ATLANTA, January 17, 2006 – (SPC: NYSE) – Spectrum Brands, Inc. today announced it has named David R. Lumley as President, North America, with direct oversight of the company’s $1.3 billion North American business segment, comprising batteries, shaving and grooming and personal care products, lawn and garden products, household insect control and portable lighting. In this position, he will have overall responsibility for the financial performance of the North American business and will participate in corporate strategy development as a member of the company’s executive committee.

Mr. Lumley joins Spectrum Brands from his position as President, Rubbermaid Home Products North America. His background includes more than 25 years experience in the consumer products industry, having served as President and CEO of EAS, President of Brunswick Bicycles, SVP Sales and Marketing at Outboard Marine Corporation, and in a variety of leadership positions with Wilson Sporting Goods and other companies.

“Dave’s track record as an innovative leader with extensive experience in operations, marketing and brand building will be a major asset as we continue our focus on top line growth and improved profitability in North America, along with the ongoing integration of recent acquisitions,” commented Dave Jones, Spectrum Brands Chairman and Chief Executive Officer. “His leadership will be critical to the execution of our strategic growth plans in this region.”

“I am extremely excited to be joining Spectrum Brands, with its leading portfolio of brands and compelling growth strategy,” said Mr. Lumley. “I look forward to working with Dave Jones and his management team to capitalize on the many opportunities I see at the company.”

Bob Caulk, Chief Executive Officer and President, North America, will be leaving Spectrum Brands after fulfilling his contractual commitment to the company subsequent to its acquisition of United Industries. Mr. Caulk, previously Chief Executive Officer of United Industries, is currently in discussions regarding potential CEO opportunities.

“Bob’s leadership has been instrumental in the ongoing integration of the Spectrum Brands and United organizations,” said Mr. Jones. “I am appreciative of his many contributions over the past year, and fully supportive of his desire to move on to another CEO position. We wish him well in his next opportunity.”

About Spectrum Brands, Inc.

Spectrum Brands (formerly Rayovac Corporation) is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving, grooming and personal care products, household insecticides and portable lighting. Spectrum Brands’ products are sold by the world’s top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.8 billion in annualized revenues and has approximately 10,000 employees worldwide. The company’s stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:	Media Contact:
Nancy O’Donnell	Dave Doolittle
VP Investor Relations	Ketchum for Spectrum Brands
770-829-6208	404-879-9266
david.doolittle@ketchum.com

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